EXHIBIT 99.1


[LOGO] BRIGHAM EXPLORATION COMPANY                                  NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE

BRIGHAM ANNOUNCES TWO SUCCESSFUL GULF COAST COMPLETIONS, INCLUDING HIGH RATE HOME RUN FIELD DEVELOPMENT WELL

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         Austin, TX -- (Business Wire) - August 22, 2000 -- Brigham Exploration
Company (NASDAQ:BEXP) today announced initial production results for two Texas Gulf Coast wells recently completed in its Diablo Project in the Home Run Field and in its Caliente Project.

VICKSBURG COMPLETION AT HOME RUN FIELD

         As previously disclosed, Brigham recently drilled its first development well at its Home Run Field in Brooks County, Texas. The Palmer State #3 well was drilled to a depth of 13,200 feet, encountering the prospective Vicksburg intervals approximately 130 feet high to the field confirmation well, the Brigham-operated Palmer State #2. Brigham operates the Palmer State #3 well and retains a 34% working interest in its Diablo Project. In July, Brigham began the perforation, fracture stimulation and testing of several Lower Vicksburg pay intervals, and the Palmer State #3 began flowing to sales on August 8th. Currently, the well is producing at a rate of 12.3 MMcf of natural gas and 450 barrels of condensate per day, or 15.0 MMcfe total (4.4 MMcfe net to Brigham's 29% revenue interest), with a flowing tubing pressure of 5,650 psi.

         The initial production results of the Palmer State #3 compare favorably to the Palmer State #2, which paid out approximately three months after its commingled completion. The Palmer State #2 began producing to sales at approximately 12.3 MMcf of natural gas and 650 barrels of condensate per day with flowing tubing pressure of 5,050 psi in late February 2000. Based on Brigham's current interpretation, the next two planned development wells should both encounter the Vicksburg section structurally high to the Palmer State #2, one of which is expected to target the crestal location structurally high to the Palmer State #3. In addition to the Palmer State #2 and #3 wells, Brigham estimates that the Home Run Field will require a minimum of five and possibly more than ten wells to fully develop the fault block.

         Brigham also plans to spud an exploratory test of a fault block located immediately adjacent to the Home Run Field that has produced approximately 180 Bcfe from the shallower Frio interval. This well will test the Vicksburg formation on a structure with estimated gross unrisked reserve potential of approximately 170 Bcfe.

WILCOX DISCOVERY IN CALIENTE PROJECT

         In its Caliente Project in Duval County, Texas, Brigham participated in the successful completion of an Expanded Upper Wilcox discovery. The Dinn #2 well encountered 49 feet of net pay in the Expanded Upper Wilcox, and the well began producing to sales on August 18th. The Dinn #2 is currently producing at a rate of approximately 2.0 MMcf of natural gas per day with 3,000 psi flowing tubing pressure (740 Mcf net to Brigham's 37% revenue interest). Also in its Caliente Project, Brigham retains a 50% working interest in another high potential Wilcox exploratory test, the Brigham-operated Lopez Mineral Trust #2, which is currently drilling at a depth of 5,800 feet and should reach its primary Wilcox objective by early September.

         Including the above mentioned Wilcox well, Brigham currently has 6 gross (3.9 net) wells drilling.

ABOUT BRIGHAM EXPLORATION

         Brigham Exploration Company (www.bexp3d.com) is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.


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FORWARD LOOKING STATEMENTS DISCLOSURE

         Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission.

Contact:    Christopher A. Phelps, Vice President - Finance & Strategic Planning
            (512) 427-3300 / investor@bexp3d.com